Exhibit 99.1

B. Riley Principal Merger Corp. II Announces the Separate Trading of its Common Stock and Warrants, Commencing June 3, 2020

NEW YORK, May 29, 2020/PRNewswire/ -- B. Riley Principal Merger Corp. II (NYSE: BMRG.U) (the “Company”) announced today that, commencing on or about June 3, 2020, the holders of the Company’s units (the “Units”) may elect to separately trade the shares of Class A common stock (the “Common Stock”) and warrants (the “Warrants”) included in the Units. The Common Stock and Warrants that are separated will trade on The New York Stock Exchange (the “NYSE”) under the symbols “BMRG” and “BMRG WS”, respectively. Units that are not separated will continue to trade on the NYSE under the symbol “BMRG.U”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Common Stock and Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from B. Riley FBR, Inc., 299 Park Avenue, 21st Floor, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

About B. Riley Principal Merger Corp. II

B. Riley Principal Merger Corp. II is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on established businesses with an aggregate enterprise value of approximately $400 million to $1 billion that would benefit from access to public markets and the operational and strategic expertise of the Company’s management team and board of directors. The Company is sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY). Visit https://brileyfin.com/principalmergercorp/ for more information.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:	Media:
Daniel Shribman	Jo Anne McCusker
dshribman@brileyfin.com	jmccusker@brileyfin.com
(212) 457-3300	(646) 885-5425

SOURCE B. Riley Principal Merger Corp. II